Exhibit 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the use in this Amendment No. 8 to the Registration Statement on Form S-1 of our report dated April 30, 2007, except for the effects of the 1-for-3 reverse stock split discussed in Note 1 of the financial statements as to which the date is March 31, 2008, relating to the financial statements of VirnetX, Inc. as of December 31, 2005 and 2006 and for the period from August 2, 2005 (date of inception) to December 31, 2005 and the year ended December 31, 2006, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
January 23, 2009